Exhibit 10.3

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

This Agreement sets forth the terms of your separation of employment with Bennett Morgan (the “Executive”) and SpartanNash Company (the “Company”). If you understand and agree with these terms, please sign in the space provided below. If the Executive and the Company sign below, this will be a legally binding document representing the entire agreement between the Executive and the Company regarding the subjects it covers. We will refer to this document as this “Agreement.”

Termination Date. Executive’s last day of work with the Company will be April 25, 2025.

Consideration. The Company will pay Executive:

a.
A lump sum payment of $1,176,000 representing 1.5 times your current annual salary plus 1.5 times target annual bonus. Payment shall be made in a lump sum payment within 60 days following your termination date:
i.
Annual Salary: $490,000
ii.
Target Bonus @ 60% of Annual Salary: $441,000

Total of $784,000 x 1.5 = $1,176,000

b.
During the one and one half year period following the termination date, if the Executive timely elects continued coverage (“COBRA”) under Section 4980B of the Internal Revenue Code (the “Code”), the Company will reimburse Executive for the monthly COBRA cost of continued medical and dental coverage under the health, dental and prescription drug plans of the Company for the Executive and the Executive’s eligible dependents, less the amount that the Executive would be required to contribute for health, dental and prescription drug coverage if the Executive were an active employee of the Company; provided that such reimbursements shall not continue beyond the first to occur of (x) the date on which the Executive fails to pay the COBRA cost of such continuation coverage or (y) the date on which the Executive is eligible for substantially similar coverage from a subsequent employer. Subject to the Executive’s delivery and non-revocation of the Release, these reimbursements will commence within 60 days following the termination date and will be paid on the first payroll date of each month, provided that the Executive demonstrates proof of payment of the applicable premiums prior to the applicable reimbursement payment date.

Exhibit 10.3

c.
The Company shall pay the Executive a prorated Annual Bonus for the year in which the Executive’s termination of employment occurs. The prorated Annual Bonus shall be determined by multiplying the full year Annual Bonus that would otherwise have been payable to the Executive, based upon the achievement of the applicable performance goals, as determined by the Board, by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the fiscal year in which the termination date occurs and the denominator of which is 365 (“Prorated Bonus”). The Prorated Bonus, if any, shall be paid at the same time as bonuses are paid to other employees of the Company, but not later than two and a half months after the end of the fiscal year in which the termination date occurs.
d.
Any equity long-term incentive awards shall be administered in accordance with the applicable grant agreements.
e.
During the 12 month period following the termination date, the Company will continue the executive’s Ayco tax and financial planning benefit offered to the executive during his term of employment.
f.
The Company shall pay any other amounts earned, accrued and owing but not yet aid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”), regardless of whether the Executive executes or revokes the Release.

Release of Claims. In exchange for the payment(s) described in the Consideration clause above, you hereby waive all claims available under federal, state or local law against the Company and the directors, officers, employees, employee benefit plans and agents of the Company arising out of your employment with the Company or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of the United States Code, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, the Elliott-Larsen Civil Rights Act, Michigan Persons With Disabilities Civil Rights Act, Michigan Equal Pay Law, Michigan Whistleblower's Protection Act, Michigan Paid Medical Leave Act, Michigan Minimum Wage Law of 1964, Michigan Payment of Wages and Fringe Benefits Law, Michigan Sales Representatives Commission Act, if applicable, Michigan WARN Laws, the Bullard-Plawecki Employee Right to Know Act, the Social Security Number Privacy Act, the Internet Privacy Protection Act, and Michigan Occupational Safety and Health Act, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs. You are not waiving your right to vested benefits under the written terms of the retirement plan, claims for unemployment or workers’ compensation benefits, any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan, claims arising after the date on which you sign this Agreement, or claims that are not otherwise waivable under applicable law. In addition, you are not waiving any claim relating to directors’ and officers’ liability

Exhibit 10.3

insurance coverage or any right of indemnification under the Company’s articles of incorporation and bylaws.

Medicare Disclaimer. You represent that you are not a Medicare beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare beneficiary, you agree to contact a Company Human Resources Representative for further instruction.

Limit on Disclosures. You shall not disclose or cause to be disclosed the terms of this Agreement to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as set forth in the Reports to Government Entities clause below or as otherwise permitted by law. This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment.

Reports to Government Entities. Nothing in this Agreement, including the Limit on Disclosures or Release of Claims clause, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Nonadmission of Liability. Nothing in this Agreement is an admission of any wrongdoing, liability or unlawful activity by you or by the Company.

No Other Amounts Due. You acknowledge that the Company has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and that the Company has no obligation to pay any additional amounts other than the payment(s) described in the Consideration clause of this Agreement.

Exhibit 10.3

Signature. The Company hereby advises you to consult with an attorney prior to signing this Agreement. You acknowledge that you have had a reasonable amount of time to consider the terms of this Agreement and you sign it with the intent to be legally bound.

Acknowledgment of Voluntariness and Time to Review. You acknowledge that:

•
you read this Agreement and you understand it;
•
you are signing this Agreement voluntarily in order to release your claims against the Company in exchange for payment that is greater than you would otherwise have received;
•
you are signing this Agreement after the date of your separation from the Company and you were offered at least 21 days to consider your choice to sign this Agreement;
•
the Company advises you to consult with an attorney;
•
you know that you can revoke this Agreement within seven days of signing it and that the Agreement does not become effective until that seven-day period has passed. To revoke, contact Ileana McAlary, Chief Legal Officer.
•
you agree that changes to this Agreement before its execution, whether material or immaterial, do not restart your time to review this Agreement.

Agreed into by the following parties:

For SpartanNash Company:

______/s/ Tony Sarsam _________

Name: _Tony Sarsam_____________

Date: ___05/08/2025__________

By Executive

_____/s/ Bennett Morgan __________

Name: _Bennett Morgan__________

Date: ____05/07/2025__________